EXHIBIT 11

                      Latshaw Enterprises, Inc.

                 Primary and Fully Diluted Net Income
                    per Common Share Computation

                                                    Three Months Ended
                                              January 28,         January 29,
                                                 1995                1994

Primary

Net income (loss) applicable
to common shareholders                        $    473             $    542

Weighted average number of common
shares outstanding during the period               497                  494

Add - common equivalent shares (determined
using the "treasury stock  method")
representing shares issuable upon the
exercise of stock options granted                   22                   15

Weighted average number of common and
common equivalent shares outstanding               519                  509

Net income per share                           $   .91               $ 1.06


Fully Diluted

Net income                                     $   473                $ 542
Add - interest expense of convertible
subordinated debentures                             37                   29

Net income applicable to common shareholders   $   510                $ 571

Weighted average number of common shares
outstanding during the period                      497                  494

Add - common equivalent shares (determined
using the "treasury stock method") representing
shares issuable upon the exercise of stock
options granted                                     22                   26

Add - dilutive convertible subordinated
debentures                                         500                  500

Weighted average number of common and
common equivalent shares outstanding             1,019                1,020

Net income per share                           $   .50              $   .56




